Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127634, 333-138047, and 333-140432 of NuVasive, Inc. on Form S-3, and Registration Statement Nos. 333-116546, 333-149478, 333-172465, 333-186896, 333-193705, and 333-196141 of NuVasive, Inc. on Form S-8, of NuVasive, Inc. of our report dated August 6, 2015 (February 11, 2016 as to Note 14), relating to the financial statements of Ellipse Technologies, Inc. for the year ended December 31, 2014 appearing in this Current Report on Form 8-K of NuVasive, Inc. dated February 11, 2016.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 11, 2016